Exhibit 99.1

Trilogy Metals Announces Election of Directors

VANCOUVER, May 9, 2017 /CNW/ - Trilogy Metals Inc. (TSX, NYSE-MKT: TMQ) ("Trilogy Metals" or the "Company") is pleased to announce that the shareholders voted in favour of all items of business before the Annual Meeting of the Shareholders held in Vancouver yesterday and that the nominees listed in the management proxy circular for the meeting were all elected as directors. Detailed results of the vote for the election of directors are set out below.

Nominee	Votes For	% For	Votes Withheld	% Withheld
Tony Giardini	52,788,904	99.06	498,890	0.94
William Hayden	52,787,723	99.06	500,069	0.94
Gregory Lang	52,774,337	99.04	513,455	0.96
Kalidas Madhavpeddi	52,736,093	98.96	551,700	1.04
Gerald McConnell	52,773,099	99.03	514,692	0.97
Janice Stairs	52,789,573	99.07	498,219	0.93
Rick Van Nieuwenhuyse	52,734,531	98.96	553,262	1.04
Diana Walters	52,774,264	99.04	513,527	0.96

Detailed results of all items of business are available in the Report of Voting Results filed under the Company's SEDAR profile at www.sedar.com ("SEDAR") and on the Form 8-K filed under the Company's EDGAR profile at www.sec.org ("EDGAR").

About Trilogy Metals

Trilogy Metals Inc., formerly NovaCopper Inc. is a metals exploration company focused on exploring and developing the Ambler mining district located in northwestern Alaska. It is one of the richest and most-prospective known copper-dominant districts located in one of the safest geopolitical jurisdictions in the world. It hosts world-class polymetallic VMS deposits that contain copper, zinc, lead, gold and silver, and carbonate replacement deposits which have been found to host high-grade copper mineralization. Exploration efforts have been focused on two deposits in the Ambler mining district - the Arctic VMS deposit and the Bornite carbonate-hosted copper replacement deposit. Both deposits are located within the Company's land package that spans approximately 143,000 hectares. The Company has an agreement with NANA Regional Corporation, Inc., a Regional Alaska Native Corporation that provides a framework for the exploration and potential development of the Ambler mining district in cooperation with local communities. Our vision is to develop the Ambler mining district into a premier North American copper producer.

SOURCE Trilogy Metals Inc.

View original content: http://www.newswire.ca/en/releases/archive/May2017/09/c5800.html

%CIK: 0001543418

For further information: Trilogy Metals Contacts: Rick Van Nieuwenhuyse, President & Chief Executive Officer, rickvann@trilogymetals.com; Elaine Sanders, Vice President & Chief Financial Officer, elaine.sanders@trilogymetals.com; 604-638-8088 or 1-855-638-8088

CO: Trilogy Metals Inc.

CNW 08:00e 09-MAY-17